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                                                                    EXHIBIT 99.0

                        ARTHUR ANDERSEN'S REPRESENTATION


Arthur Andersen has represented to the Company that their audit was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and there was appropriate continuity of Arthur Andersen personnel working on audits and the availability of national office consultation to conduct the relevant portions of the audit.